THIS ONLINE MARKETING AGREEMENT made as of the 27th Day Of February, 2014

BETWEEN:

Enertopia Corp. a company subsisting under the laws of the State of Nevada and having its head office at 950-1130 West Pender Street, Vancouver, British Columbia, V6E 4A4

(“Advertiser”)

AND:

AGORA Internet Relations Corp, a company incorporated in the province of Ontario, with head office at 155 East Beaver Creek Road, Unit 24, Suite 304, Richmond Hill, ON L4B 2N1

(“AGORA”)

CONTRACT DETAILS

Ad Placement and Deliverables

  10,000,000 Ads Embedded Within AGORACOM.com Discussion Forums
  4 Week Exclusive Sponsorship AGORACOM.com Front Page
  4 Week Exclusive Sponsorship AGORACOM / YouTube Small-Cap TV
  4 Week Exclusive Sponsorship AGORACOM Twitter Account
  4 Week Exclusive Sponsorship AGORACOM Member Account Profiles
  4 Skype / In Camera Interviews – Distributed Through Network, YouTube, iTunes and All Majors
  3 Feature Webcasts – Powerpoint + Voice Over Presentation
  12 Months Search Engine Awareness Program Target Online Investors Via Google, Bing, Yahoo
  Unlimited Front Page Featured News For All Material News, Updates, Events, etc.
  Unlimited News Flash For All Material News, Updates, Events, etc.
  Unlimited AGORACOM Webcast TV For All Material News, Updates, Events etc.

Guaranteed Exposure

AGORA guarantees to the Advertiser that their ad(s) will be placed in such a way that the number of exposures ordered in the contract will be achieved in the ordered timeframe if no external interference such as war, revolution, natural or man-made disasters, acts of God or other third party intervention.

In the event there is or will be a shortfall in impressions, such shortfall shall not be considered a breach of this Insertion Order by AGORA. Rather, AGORA will provide Advertiser, with additional or comparable (in value) “make good” impressions. AGORA reserves the right to alter Advertiser traffic to accommodate trafficking needs or other operational needs. Advertiser shall be entitled to a pro rata refund of its fees for any under delivery.

Proud Providers of Small-Cap News to our Partners:

Additional Free Exposure

AGORA may provide the Advertiser with additional ad impressions beyond the contracted amount when excess inventory is available. Any such additional ad impressions will happily be free to the Advertiser.

Ad Creative

AGORA is willing and able to produce creative needed for the different advertising placements. AGORA shall receive final approval from advertiser prior to publishing any creative.

If the advertiser provides ad creative, AGORA will have the right to refuse or request changes to any advertising for any reason including but not limited to: ad materials, improper links or improper format.

Advertiser Internet Presence

Advertiser agrees to maintain a web site for the purpose of linking to their ad(s). It is the Advertisers’ responsibility to submit a suitable alternative counter page if they expect outages at their main site.

Truth In Advertising / Indemnification For Liability

The Advertiser is solely responsible for any legal liability arising out of or relating to the Advertisement and/or any material to which users can link through the Advertisement. The Advertiser warrants that the use, reproduction, distribution, or transmission of the Advertisement for the purpose of this Agreement will not violate any criminal laws, securities laws or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of any copyright, patent, trademark, trade secret, image, or other proprietary or property right, false advertising, unfair competition, defamation, violation of any antidiscrimination law or regulation, or any other right of any person or entity. Advertiser agrees to indemnify AGORA and to hold AGORA harmless from any and all liability, loss, damages, claims, or causes of action, including reasonable legal fees and expenses that may be incurred by AGORA arising out of or related to a breach of any of the foregoing representations and warranties or any other dispute or claim which may arise in relation to the advertising campaign.

Term and Compensation

Term and Compensation

TERM:	February 27, 2014 – February 27, 2015
FEES:	$CDN 50,000 + GST *
  $50,000 + GST to be paid via Shares For Services

  $12,500 + GST Shares For Services Upon Commencement February 27, 2014

  $12,500 + GST Shares For Services at end of Third Month May 27, 2014

  $12,500 + GST Shares For Services at end of Sixth Month August 27, 2014

  $12,500 + GST Shares For Services at end of Ninth Month November 27, 2014

The deemed price of the securities to be issued will be determined after the date services are provided to advertiser in each period. In any case, the price of the securities must be in accordance with the requirements of the CSE at the time of issuance (Policy 6 – Distributions)

General

All references to currency herein are to currency of Canada.

The rights and interests of the parties under this Agreement are not assignable.

Time is of the essence of this Agreement.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, personal representatives, heirs and assigns.

If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

The heading and section numbers appearing in this Agreement or any schedule hereto are inserted for convenience of reference only and shall not in any way affect the construction or interpretation of this Agreement.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties to this Agreement shall be governed by, the laws of Ontario and each of the parties hereby irrevocably attorn to the jurisdiction of the courts of Ontario.

This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties.

This Agreement does not establish an investor relations relationship. This Agreement solely represents an online advertising agreement.

This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement.

This Agreement may be executed in as many counterparts as may be necessary and by facsimile or e-mail, each of such counterparts so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and, notwithstanding the date of execution, will be deemed to bear the date as of the day and year first above written.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

Enertopia Corp.

_____________________

Authorized Signatory
Position:

AGORA Internet Relations Corp.

George Tsiolis

President